EXHIBIT 99 (b)

          DIVIDEND PRESS RELEASE OF CITIZENS SOUTH BANKING CORPORATION

             CITIZENS SOUTH BANKING CORPORATION INCREASES QUARTERLY
                                DIVIDEND BY 8.3%

      GASTONIA, NC, April 19, 2004 --- Kim S. Price, President and Chief Executive Officer of Citizens South Banking Corporation (Nasdaq: CSBC), announced today that the Company's Board of Directors has declared a cash dividend of six and one half cents per share of common stock. This represents an increase of 8.3% from the previous quarterly dividend of six cents per share. The dividend will be payable to stockholders of record as of May 1, 2004, and will be paid on May 15, 2004.

      Citizens South Banking Corporation is the parent corporation for Citizens South Bank, which was established in 1904 and is headquartered in Gastonia, North Carolina. The Bank has ten full-service banking offices located in the Central Piedmont region of North Carolina. At March 31, 2004, the Company had assets of $494.7 million, loans of $296.2 million, deposits of $350.5 million, and stockholders' equity of $85.4 million.

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